Exhibit 16.1

Ernst & Young LLP 560 Mission Street San Francisco, CA 94105	Tel: +1 415 894 8000 Fax: +1 415 894 8099 ey.com

September 9, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 9, 2013, of Codexis, Inc. and are in agreement with the statements contained in the first through fifth paragraphs on page 2 therein with the exception of the statement in the fourth paragraph that “This material weakness has not been remediated as of the date of this Current Report on Form 8-K” as to which we have no basis to agree or disagree. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2012 financial statements.

/s/ Ernst & Young LLP

1